Exhibit 99.1

November 2010 - Cornerstone Healthcare Plus REIT, Inc. $25 Million Acquisition Revolver Financing provided by KeyBank

Cornerstone Healthcare Plus REIT, Inc. (the “REIT”) is a public non-listed REIT formed for the purpose of engaging in the business of investing in and owning commercial real estate throughout the United States. Launched in 2008, the REIT has raised over $100.0 Million of equity and has purchased nine healthcare assets. Cornerstone Real Estate Funds, based in Irvine, CA is advisor to the REIT and Servant Healthcare Investments, LLC., based in Orlando, FL, is a sub-advisor to the REIT and is responsible for the acquisition and ongoing asset management of the REIT’s healthcare properties.

The Objective

The REIT is continuing to grow its portfolio with targeted acquisitions of a variety of commercial real estate properties, including healthcare properties. To facilitate this growth, the REIT sought a flexible credit facility that could allow it to quickly and competitively bid for opportunities in the marketplace and to assure efficient and reliable execution.

The KeyBank Solution

KeyBank provided a two year credit facility in the initial principal amount of $25.0 Million. The credit facility may be increased in the future in incremental amounts of at least $25.0 Million at the REIT’s request subject to attaining certain portfolio size targets.  This credit facility allows the REIT’s eligible properties to serve as security for a revolving acquisition line with minimal processing and due diligence. Furthermore, the REIT will have access to KeyBank’s Agency platform to facilitate permanent financing of its properties with Fannie Mae, Freddie Mac, HUD or CMBS and take advantage of the low long term fixed permanent interest rates currently available in the market.

Contact Information:
Chris Marr
Cornerstone Real Estate Funds
949-812-4418

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risk and uncertainties which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds.

Cornerstone Real Estate Funds is the brand/logo associated with Cornerstone Ventures, Inc. (CVI). CVI is the sponsor of real estate investment funds that are distributed by Pacific Cornerstone Capital, Inc.  Servant Investments and Servant Healthcare Investments are real estate companies that act as sub-advisors to certain real estate offerings sponsored by CVI. CVI has no affiliation with the facility mentioned above.  Securities are offered through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC. CL0239_11/2010